AT THE COMPANY

Beverly Bergman
(617) 570-4614

     Net Earnings Per Share-Basic For Years Ended December 31, 2006 and 2005 Recalculated to be Consistent with First and Second Quarter 2007 Presentation;
                         Net Income Remains as Reported

      BOSTON, August 9 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:
FUR) today announced that management concluded that it will recalculate its net income per Common Share of Beneficial Interest- basic for the years ended December 31, 2006 and 2005 to be consistent with its first and second quarter 2007 presentation. The recalculation of net income per Common Share of Beneficial Interest- basic has no impact on the Trust's overall net income, net income per Common Share of Beneficial Interest- diluted, balance sheet, cash flow, cash available for distribution or its debt covenants under its loan facility.

      The net income per Common Share of Beneficial Interest- basic will be recalculated to apply EITF 03-06, "Participating Securities and the Two Class Method under FASB Statement No. 128 Earnings Per Share" which requires that the Trust apply its net income in its earnings per share calculation as if all net income were distributed. In particular, EITF 03-06 requires that when the Trust's income exceeds an amount which, if all income were distributed, would require the Trust to make additional dividends on account of the Series B-1 Preferred Shares, that the net income per Common Share of Beneficial Interest-basic calculation effectively assumes that the Series B-1 Preferred Shares were converted with respect to all earnings in excess of such amount. Pursuant to the terms of the Trust's Series B-1 Preferred Shares, at such time as the per share dividend on the Trust's Common Shares equal the dividend paid on the Series B-1 Preferred Shares, as converted, all additional dividends would be paid pro rata on the Common Shares and the Series B-1 Preferred Shares, as converted.

      With respect to the years ended December 31, 2006 and 2005, the effect of the application of EITF 03-06 to the Trust's net income per Common Share of Beneficial Interest- basic is as follows:

                                                                            Earnings per Common    Earnings per Common
                                                            Net Income          Share-basic           Share-diluted
      2006
               As reported                                   $42,936               $0.92                  $0.71
               After Application of EITF 03-06               $42,936               $0.74                  $0.71
      2005
               As reported                                   $23,621               $0.66                  $0.52
               After Application of EITF 03-06               $23,621               $0.52                  $0.52

      The Trust expect to file shortly a Form 10K/A to provide for the recalculation.

      Further details regarding the recalculation is set forth in the Trust's Current Report on Form 8-K being filed today with the Securities and Exchange Commission and will be available for download at the Company's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.